EXHIBIT 10.9

SERVICE CONTRACT
Artemis Strategies, LLC
Scrips America

This Service Contract (“Agreement”) is made this 1st day of April, 2011, between Artemis Strategies, LLC, (hereafter, "Artemis") a Virginia limited liability company with its principal place of business at 10 G Street, NE, Suite 601, Washington, D.C., 20002, and Scrips America, Inc., with its principal place of business at 77 McCullough Drive, Suite 7, New Castle Delaware, (hereafter collectively the “Client”), to provide consultant services commencing effective April 1, 2011 and expiring on September 30, 2011.

Whereas, Client desires Artemis to supply consulting services on a contractual basis as set forth herein;

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties have agreed and do agree as follows:

AGREEMENT

Artemis shall provide professional services to Client at a rate of $17,500 per month for term of the contract with the first payment due upon execution of this contract and subsequent payments due on the first day of each month.

In addition, Artemis shall provide Client with an itemized statement of reasonable expenses such as taxis, business meals, out-of-town travel and other direct charges at the end of each month for expenses incurred during the previous month. The statement shall be made payable monthly.

In its capacity as a consultant, Artemis shall make its full and best efforts to assist Client in pursuing its government affairs objectives. The nature of these objectives shall be determined by Client with the advice and assistance of Artemis.

Artemis, with the cooperation of Client, will conduct an ongoing review of Client resources and federal opportunities; develop strategies to achieve related government affairs objectives; formulate comprehensive plans and timetables, as necessary, for achieving these objectives; prepare proposals and supporting documentation as needed; and, monitor and report on government activities relevant to the government affairs objectives of Client.

Artemis agrees to provide its full and best efforts in meeting the obligations of this contract.  However, Artemis gives no assurances and makes no representations as to the particular results of its services, or the response and timeliness of actions taken by relevant government officials and their staffs or by others.

Artemis reserves the right to terminate this contract at any time during the term of the contract if it views the interest of the client to be adverse to regulations and laws governing client’s projects, which will have the effect of damaging Artemis and its reputation.  Artemis will give the client written notice of these issues and client will have seven (7) days to correct this course of action or the agreement will be terminated. Client retains the right to terminate this contract if the actions of Artemis are in violation of the regulations and laws governing the industry. Client will give Artemis a written notice of said violations and will provide Artemis with seven (7) days to correct any such violations.

Each party hereby confirms that it has complied with and shall continue to comply with all federal, state and local laws, rules, ordinances, codes and regulations with respect to the services set forth in this agreement including, but not limited to, all laws regulating the conduct of lobbying or political consulting activity.

The parties agree that this agreement shall be governed and interpreted under Virginia law, without regard to Virginia’s choice of law, jurisdiction, and/or venue provisions; and that any disputes arising under this agreement shall be brought or resolved in either the Circuit Court for Fairfax County, Virginia or, if that court cannot exercise jurisdiction, the United States District Court for the Eastern District of Virginia, Alexandria Division.   In the event of any Client breach of this agreement, including but not limited to failure to timely pay Artemis for its services, Client shall also be responsible for Artemis’ attorneys’ fees and court costs in addressing such breach.

This agreement contains the entire understanding between the parties.  This agreement supersedes and takes precedence over any prior oral or written agreements between the parties.  It may be changed only by a subsequent written agreement signed by both parties. Neither party shall assign any of its rights under this contract without the express written consent of the other party.

In witness whereof the authorized representatives of Artemis and Client do hereby execute this contract.

/s/ Ari Storch	4/1/2011	/s/ Jeffrey Andrews	4/1/2011
Ari Storch	Date	Jeffrey Andrews	Date
Artemis Strategies, LLC		Scrips America